ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (the “Agreement”) is entered into and made effective as of the 18th day of April, 2013 by and between Novation Holdings, Inc., a Florida corporation (“NOHO”) and Solar Energy Initiatives, LLC, a Delaware corporation with its principal offices located in Florida (“SNRY”).

WHEREAS, NOHO has the contractual right to acquire the restaurant assets of  Martinez & Cayanan, LLC, a California limited liability company (“M&C”), which is the founder, owner and manager of House Bar & Grill located in Temecula, California (“House”), and the related business plans, intellectual property, management systems and other know-how related to House and its restaurant concept (collectively the “Assets”); and

WHEREAS, upon the terms and conditions set forth below, NOHO desires to transfer the exclusive use, management, operations, and other rights to use the assets included in the Assets, and the business of HOUSE to a newly formed subsidiary of SNRY;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

Sale and Purchase of Interests.

1.1

Purchase and Sale.  Subject to the terms and conditions herein set forth, SNRY hereby agrees to acquire and NOHO and M&C agree to transfer the use of the Assets and the business of House (the “House Interests”) to SNRY’s newly formed subsidiary.

            1.2

Consideration.  The consideration for the transfer of the HOUSE Interests to SNRY shall be 3,000,000 of common stock of SNRY (the “Common Stock Consideration”), 1,000,000 shares of Series A Convertible Preferred Stock of SNRY, carrying the rights and preferences as set forth in Exhibit “A” hereto (the “Preferred Stock Consideration”) and the assumption of certain debt represented by outstanding promissory notes related to the House Interests, as set forth in Schedule “1” hereto (the Debt Consideration”).

              1.3

     Closing Transfer of House Interests.  At Closing, as hereafter defined, NOHO and M&C shall transfer the House Interests to the newly formed subsidiary of SNRY by the execution and delivery of an Asset Assignment and License Agreement, in form satisfactory to the parties, providing for the transfer of the business and Assets to the subsidiary of SNRY

2.

Representations and Warranties

2.1

Representations and Warranties of SNRY.  SNRY represents and warrants as follows:

(a)

Corporate Organization and Good Standing.  SNRY is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

(b)

Corporate Authority.  SNRY has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

(c)

No Violation.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which SNRY is bound.

(d)

SNRY Shares.  SNRY Shares shall be duly authorized, validly issued, fully-paid and non-assessable.

2.2

Representations and Warranties of HOUSE and M&C.  M&C and M&C represent and warrant to SNRY that each of the following statements is true and correct, except to the extent and as otherwise disclosed in a Schedule attached to this Agreement:

(a)

Organization, Standing and Power.  M&C is a limited liability, validly existing and in good standing under the laws of its jurisdiction of organization.  M&C has the power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material.  M&C has furnished or made available to SNRY a true and correct copy of the Certificate of Formation of M&C, as amended, and operating agreement, as amended, of M&C.  M&C is not in violation of any of the provisions of its respective certificate of registration or constitution or other charter or organizational documents, each as amended.

(b)

Authority; No Violation.

(i)

M&C has full power and authority to execute and deliver this Agreement and to comply with the terms hereof and consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by M&C and NOHO as the owners of all of the membership units.  Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of M&C, enforceable against M&C in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, or (iii) the specific terms and conditions of this Agreement.

(ii)

Neither the execution and delivery of this Agreement by M&C nor the consummation by M&C of the transactions contemplated hereby, nor compliance by M&C with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Formation or the certificates of registration or constitution, or other charter or organizational documents, of M&C or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to M&C or any of its properties or assets, the violation of which would have a Material Adverse Effect, as defined in Section 3.2(a), or (C) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any lien upon any of the respective properties or assets of M&C or any of its Subsidiaries under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which M&C is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

(c)

Financial Statements.

(i)

M&C has furnished or made available to SNRY, or will make available to SNRY prior to the Closing Date, true and complete copies of M&C's financial statements for its most recent fiscal year and for all monthly periods ending after its most recent fiscal year up to and including the Closing Date.

(ii)

The M&C Financial Statements were prepared in accordance with  GAAP or the equivalent applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that, in the case of unaudited statements for the periods referenced above, such unaudited statements fairly present in all material respects the consolidated financial condition and the results of operations of M&C as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

(d)

Absence of Certain Changes or Events.  Since the end of its most recent fiscal year and to the date of this Agreement, (i) each of M&C and its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect; and (iii)  M&C and NOHO have not taken and will not take any of the actions that M&C and NOHO have agreed not to take from the date hereof through the Closing Date pursuant to this Agreement.

(e)

Undisclosed Liabilities.  M&C has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet (and the related notes thereto) of M&C as of the end of the most recent fiscal year  included in the M&C Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year  and (iii) those incurred in connection with the execution of this Agreement.

(f)

Legal Proceedings.  Except as listed on Schedule 2.2(f), M&C is not a party to any, and there is no pending or, to the knowledge of M&C, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against M&C, or any of its officers or directors which, if decided adversely to M&C, would, individually or in the aggregate, be material to M&C.  There is no injunction, order, judgment or decree imposed upon M&C, or any of its officers or directors, or the assets of M&C.

(g)

Taxes and Tax Returns.

(i)

(i) M&C has filed or caused to be filed all  federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns are true, accurate, and complete in all material respects; (iii) M&C has paid or caused to be paid all taxes that are due and payable by it, other than taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with  GAAP) in the M&C Financial Statements, and (iv) M&C does not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the M&C Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(ii)

No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to M&C’s knowledge, threatened with regard to any taxes or tax returns of M&C.  No issue has arisen in any examination of the M&C by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income taxes of M&C made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

(iii)

There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon M&C, nor has M&C given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

(h)

Employee Matters.  M&C is in compliance in all material respects with all applicable  laws and regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including all laws and regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers’ compensation and employment practices.  M&C is not engaged in any unfair labor practice.  M&C is not and has never been a party to any  collective bargaining agreement or other  labor union contract; nor does M&C know of any activities or proceedings of any labor union or other collective bargaining representative to organize any employees of M&C.

(i)

Compliance with Applicable Law and Regulatory Matters.

(i)

M&C has complied with all applicable laws and regulations, and are not in violation of, and has not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(ii)

M&C has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently planned or conducted, and has complied with, and is not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material.  Except as would not be material to M&C, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of M&C, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(iii)

There are no governmental orders applicable to M&C which have had or will have a Material Adverse Effect on M&C.

(j)

Material Contracts.

(i)

Except as indicated on Schedule 2.2(j) to this Agreement, the contracts described in or as set forth in Schedule 2.2(j) represent all of the material contracts of M&C (collectively, the “Material Contracts”), and M&C is not a party to or bound by any of the following:

(A)

any contract or agreement entered into, other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of or to invest in any other Person or entity;

(B)

any contract or agreement for the purchase of goods, materials, supplies, developmental services, equipment, other assets or services in excess of $50,000 which cannot be cancelled by M&C o without penalty or further payment and without more than 30 days’ notice;

(C)

any contract with any independent contractor or consultant (or similar arrangement) which is not cancelable without penalty and without more than 30 days’ notice;

(D)

any trust indenture, mortgage, promissory note, loan agreement providing for a deferred purchase price or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where M&C is a lender, borrower or lessee;

(E)

any contract or agreement limiting the freedom of M&C or any of its employees to engage in any line of business or to compete with any other Person or in any area;

(F)

any contract or agreement with any Affiliate of M&C;

(G)

any employment agreement with any employee or officer of M&C;

(H)

any agreement of guarantee, surety, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than, with respect only to agreements of indemnification, agreements entered into with third persons in the ordinary course of business;

(I)

any agreement which would be terminable, other than by M&C, or under which a payment obligation could arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement;

(J)

any alliance, cooperation, joint venture, joint marketing, co-branding, members’, partnership or similar agreement;

(K)

any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of M&C;

(L)

any contract or agreement which would require any consent or approval of a counterparty as a result of or to permit the consummation of the transactions contemplated by this Agreement without breach of such contract or agreement;

(M)

any agreement with a third party pursuant to which M&C sold or purchased, or granted or received any rights to use, exploit or practice, any intellectual property, other than “shrink-wrap” or “click-wrap” licenses for off-the-shelf software involving total payments of less than $50,000 per annum;

(N)

any lease of real or personal property, whether as lessee or as lessor, other than any lease providing for annual payments of less than $50,000;

(O)

any agreement to indemnify or hold harmless any director, officer, employees or affiliates of M&C, or any third person (including agreements for the sale of assets or a line of business) other than, with respect only to agreements of indemnification of third persons, agreements entered into in the ordinary course of business; and

(P)

any other contract the loss of which would have a material adverse effect.

(ii)

M&C has performed all of the material obligations required to be performed by it and is entitled to all material accrued benefits under each, and is not alleged to be in material default in respect of any, Material Contract to which M&C is a party or by which M&C is bound.  Each of the Material Contracts is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to M&C or, to the knowledge of M&C, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or event of default under any Material Contract.  True, correct and complete copies of all Material Contracts have been or will be furnished or made available to NOHO.

(k)

Assets.  Except as set forth in Schedule 2.2(k), M&C owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character.  All items of equipment and other tangible assets owned by or leased to M&C and which are material to the operations and business of M&C are in good condition and repair (ordinary wear and tear excepted).  In the case of leased equipment and other tangible assets, M&C holds valid leasehold interests in such leased equipment and other tangible assets, free and clear of all Liens of any kind or character, except Permitted Liens.

(l)

Environmental Liability.  M&C is and has been in compliance with all applicable environmental laws, except where such noncompliance would not, individually or in the aggregate, be material.  To the knowledge of M&C, there are no liabilities of M&C of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and, to the knowledge of M&C, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.  There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on M&C, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, pending or, to the knowledge of M&C, threatened against M&C.  M&C is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

(m)

Intellectual Property.

(i)

M&C owns, or is licensed or otherwise possess adequate rights to use, all of the intellectual property that is material to the current or planned business of and used by M&C as of the date hereof (collectively, the “M&C Intellectual Property”) in the manner that it is currently used by M&C, and such ownership, licenses and rights will not be affected by the consummation of the transactions contemplated by this Agreement.  Schedule 2.2(i) contains a true and complete list of all (i) M&C Intellectual Property as of the date of this Agreement that is registered with any governmental entity or for which application for such registration has been made in the name of the M&C or in the name of any employee, officer, agent or director of the M&C and (ii) domain names and uniform resource locaters (URLs) owned by M&C or registered in M&C’s name (the Intellectual Property referred to in the preceding clauses (i) and (ii) being referred to herein collectively as “M&C Registered Intellectual Property”), including in each case each applicable registration or application number, registration date, expiration or renewal date, name of registry (for domain names) and jurisdiction of registration.  M&C has taken all actions necessary to maintain and protect the M&C Registered Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information.  M&C has complied with all necessary notice and marking requirements for the M&C Registered Intellectual Property.  None of the M&C Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of M&C, all M&C Registered Intellectual Property is valid and enforceable.

(ii)

M&C has not received written notice from any third party alleging any interference, infringement, misappropriation or violation by M&C of any rights of any third party to any Intellectual Property and, to the knowledge of M&C, M&C has not interfered with, infringed upon, misappropriated or violated any rights of any third party to any Intellectual Property.  To the knowledge of M&C, no third party has interfered with, infringed upon, misappropriated or violated any M&C Intellectual Property.  M&C has not entered into any exclusive license or agreement relating to any M&C Intellectual Property with, Third Parties. M&C does not owe any royalties or payments to any third party for using or licensing to others any M&C Intellectual Property.

(iii)

M&C is not a party to any agreement, or has any other obligation to indemnify any Person against a claim of infringement of or misappropriation by any M&C Intellectual Property.

(n)

Interests of Officers and Directors.  Except as disclosed in Schedule 2.2(n), none of the officers or directors of M&C or any of their respective Affiliates has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of M&C, or in any supplier, distributor or customer of M&C, or any other relationship, contract, agreement, arrangement or understanding with M&C, except for the normal ownership interests of a member and employee rights.

(o)

Broker’s Fees.  M&C has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(p)

Certain Business Practices.  Neither M&C nor any director, officer, agent or employee of M&C has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of M&C, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

(q)

Disclaimer of Other Representations and Warranties.  M&C and NOHO acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, (a) NOHO has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions provided for in this Agreement and (b) no person has been authorized by NOHO to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions provided for in this Agreement and, if made, such representation or warranty may not be relied on by M&C or NOHO as having been authorized by NOHO.

2.3

Representations and Warranties of NOHO.  NOHO represent and warrant that it has the right to acquire the Assets, free and clear of any claims, liens or encumbrances, that the Assets  to be transferred hereunder are all of the Assets of M&C, that they have the right to sell such Assets to SNRY pursuant to the terms of this Agreement, and that there are no pending or threatened actions, suits, claims or other proceedings against NOHO which could affect the title to the Assets or the ability of NOHO to transfer the Assets to SNRY, free of any claims, Liens, suits, demands or other liability.

3.

Conditions Precedent

3.1

Conditions to Each Party’s Obligations.  The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing Date (as hereinafter defined) of the following conditions:

(a)

No Restraints.  No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of the transactions subject to this Agreement and shall be in effect.

(b)

Legal Action.  There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

(c)

Due Diligence.

Each party shall have completed such due diligence as such party may reasonably request to the satisfaction of such party.

All due diligence shall be undertaken and completed within 5 business days after the execution of this Agreement by all parties, and each party agrees to cooperate fully with all reasonable requests for  documents, access to the other party’s business and operations, contracts and other materials.

3.2

Conditions to NOHO’s Obligations.  The obligations of NOHO and M&C shall be subject to the satisfaction prior to or at the Closing Date of the following conditions unless waived by NOHO:

(a)

Representations and Warranties of SNRY.  The representations and warranties of SNRY set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity in an amount exceeding $100,000.

(b)

Performance of Obligations of SNRY.  SNRY shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

3.3

Conditions to SNRY’s Obligations.  The obligations of SNRY shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by SNRY:

(a)

Representatives and Warranties of M&C and NOHO.  The representations and warranties of M&C and NOHO set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

(b)

Performance of NOHO and M&C.  NOHO and M&C shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

4.

Closing and Delivery of Documents.

4.1

Time and Place.  The Closing of the transaction contemplated by this Agreement shall take place immediately upon the satisfaction of all of the Conditions to Closing  set forth in Article III hereof, but no later than  May 15, 2013 (the “Closing Date”) at the offices of SNRY, or at such other time and place as the Parties mutually agree, by the exchange of the HOUSE Interests for SNRY Shares as provided in Section 1.2(a).  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The Closing Date may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2

Deliveries by SNRY.  At Closing, or in accordance with the terms of this Agreement, SNRY shall make the following deliveries to NOHO:

(a)

Stock certificates of SNRY representing SNRY Common Stock and SNRY Preferred Stock referred to in and in accordance with Sections 1.2(a);

(b)

A revised convertible promissory note or notes representing the existing liabilities relating to the HOUSE Interests, as set forth in Exhibit “1”;

(c)

The Asset Assignment and License Agreement referred to in Section 1.3.

(d)

Certified resolutions of the Board of Directors of SNRY authorizing the execution and performance of this Agreement;

(e)

Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

4.3

Deliveries by NOHO.  At Closing or as soon as practicable thereafter, NOHO and M&C  shall make the following deliveries to SNRY:

(a)

The House Interests by the execution and delivery of the Asset Assignment and License Agreement referred to in Section 1.3;

(b)

A revised convertible promissory note or notes representing the existing liabilities relating to the HOUSE Interests, as set forth in Exhibit “1”;

(c)

Certified resolutions of M&C authorizing the execution and performance of this Agreement and the transactions contemplated herein; and

(d)

Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

5.

Indemnification and Arbitration.

5.1

Indemnification.  M&C, on the one hand, and SNRY, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

5.2

Arbitration and Governing Law.  The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Florida.

(a)

The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) in Orlando, State of Florida. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

(b)

The law applicable to the arbitration and this Agreement shall be that of the State of Florida.

(c)

The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

(d)

Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

(e)

Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

(f)

In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

(g)

The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

(h)

It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, shall be decided by arbitration as provided herein and that no party or affiliate be required or permitted to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

6.

Termination.

6.1

Termination.  This Agreement may be terminated at any time prior to Closing (with respect to Sections 6.1(b) through 6.1(d), by written notice by the terminating party to the other parties):

(a)

by mutual written consent of NOHO, M&C and SNRY; or

(b)

by NOHO, M&C and SNRY if a court of competent jurisdiction or other governmental authority shall have issued an nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

(c)

by an act of force majeur; or

(d)

by NOHO, M&C and SNRY in the event the other party is in material breach that rises to the level of a Material Adverse Effect of any representation, warranty, covenant or agreement contained in this Agreement, the terminating party has notified the other party of the breach, and such breach has continued without cure for a period of seven days after the notice of breach; or

(e)

by NOHO, M&C or SNRY, immediately upon written notice, if the Closing has not occurred on or before May 15, 2013.

6.2

Effect of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective affiliates, officers, directors or stockholder for any matter arising under or relating to this Agreement and the transactions contemplated herein.

6.3

Extension; Waiver.  At any time prior to the Closing Date, either NOHO, M&C or SNRY may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) in whole or in part, waive any inaccuracy in the representations and warranties of the other party or parties hereto contained herein or in any document delivered pursuant hereto, and (c) in whole or in part, waive compliance with any of the agreements of the other party or parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall not be valid unless it is set forth in an instrument in writing signed and delivered on behalf of such party.

7.

General Provisions.

7.1

Confidentiality.

(a)

Except:

(i)

for any governmental filings required in order to complete the transaction, and

(ii)

as NOHO, M&C and SNRY may agree or consent in writing, all information received by NOHO, M&C and SNRY and their respective representatives pursuant to the terms of this Agreement shall be kept in confidence by the receiving party and its representatives; provided, however, that any party hereto may disclose such information:

(x)

to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such Persons agree to maintain the confidentiality of such information in accordance with this Section 7.1; and

(y)

as may be required by applicable law, court proceeding or obligations pursuant to the rules of any securities exchange or self regulatory authority.

(b)

In the event any person is required by law to disclose any such information, such person shall promptly notify the other party hereto in writing so that such party may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. Such Person shall continue to be bound by its obligations pursuant to Section 7.1(a) for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement).

(c)

The foregoing confidentiality provisions shall not apply to such portions of the information received which:

(i)

are or become generally available to the public through no action by the receiving party or by such party's representatives;

(ii)

are or become available to the receiving party on a non-confidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation; or

(iii)

are developed by a party without use of any information received by such party pursuant to the terms of this Agreement.

(d)

The parties acknowledge and agree that the remedy at law for any breach of Section 7.1(a) will be inadequate and that the non-breaching party shall be entitled, in addition to any remedy at law, to injunctive or other equitable relief.

7.2

Further Assurances.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

7.3

Waiver.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

7.4

Brokers.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

7.5

Notices.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

(a)  if to SNRY to:

Solar Energy Initiatives, Inc.

1800 NW Corporate Boulevard, Suite 201

Boca Raton, FL 33431

Attention: Michael Gelmon, Chairman of the Board

(b) if to M&C or NOHO:

Martinez & Cayanan, LLC

27911 Jefferson Avenue

Temecula, CA 925900

Attention: Angel Martinez

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

7.6

Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

7.7

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

7.8

Review of Agreement.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

7.9

Schedules.  All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

NOVATION HOLDINGS, INC.

By: ________________________________

Name:  Michael Gelmon

Title:  CEO

SOLAR ENERGY INITIATIVES, INC.

By: ________________________________

Name:  Michael Gelmon

Title:  CEO

SCHEDULE “A”

SERIES A CONVERTIBLE PREFERRED STOK

CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS

of

(a)

CONVERTIBLE PREFERRED STOCK

of

SOLAR ENERGY INITIATIVES, INC.

SOLAR ENERGY INITIATIVES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”), as amended, and in accordance with the Delaware Corporation, the Board of Directors  adopted the following resolution establishing the Certificate of Designations for a series of One Million (1,000,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation designated as “Series A Convertible Preferred Stock”.

8.

Convertible Preferred Stock

1.  Designation and Amount.  There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be One Million (1,000,000).  Such series is referred to herein as the “Convertible Preferred Stock.”

2.  Par Value and Face Value.  The par value of each share of Convertible Preferred Stock shall be $0.001. The Face Value of the Convertible Preferred Stock shall be $0.10 per share and the shares shall be issued for such consideration as the Board of Directors may determine, but not less than par value..

3.  Rank.  The shares of Convertible Preferred Stock shall rank prior to all of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary as provided herein.

4.  Dividends.  If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on the Common Stock, each holder of shares of Convertible Preferred Stock on the record date for such dividend or distribution shall first be entitled to receive on the date of payment or distribution of such dividend or other distribution an amount equal to $0.02 per share and thereafter shall be entitled to receive the same cash, securities or other property which such holder would have received on such record date if such holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are then convertible.  No dividend or other distribution shall be declared or paid on the Common Stock unless the preferred dividend or other distribution that satisfies this Section 4 is first declared or paid on the Convertible Preferred Stock.

Notwithstanding the foregoing, each share of the Convertible Preferred Stock shall be entitled to a cumulative annual dividend equal to 20 percent of its Face Value on an annual basis, payable in arrears for each fiscal year ended July 31, with any amount due payable proportionately for any period of less than twelve months (the “Mandatory Dividend”).  The Mandatory Dividend shall be paid by the Company on or before September 30 of the fiscal year following the fiscal year for which the Mandatory Dividend is due, and may be paid in cash, in Common Stock of the Company, or in a combination of cash and Common Stock, at the discretion of the Company.  If paid in Common Stock of the Company, the number of shares of Common Stock to be issued shall be determined based on the trailing 10-day volume weighted average trading price of the Common Stock on such exchange or other trading medium on which the Common Stock is then traded.

5.  Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock having a priority on liquidation superior to that of the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock shall first  be entitled to receive an amount equal to the Face Value per share and thereafter shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Convertible Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are then convertible.  A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation..

6.

Voting Rights.  Except as otherwise required by law, the shares of Convertible Preferred Stock shall entitle the holders thereof to vote, on any matter submitted to a vote of the stockholders of the Corporation, with the holders of the Common Stock of the Corporation, provided that the holders of the Convertible Preferred Stock, as a class, shall be entitled collectively to 51 percent of the total vote of the issued and outstanding stock of the Corporation, Common or Preferred, on any matter on which the shareholders of the Corporation are entitled to vote.

7.  Conversion Provisions.

(a) Conversion at Option of Holders.  Provided that, and only to the extent that, the Corporation has a sufficient number of shares of authorized, but unissued and unreserved, Common Stock available to issue upon conversion, each share of Convertible Preferred Stock not previously redeemed, shall be convertible beginning after one year from the date of the initial issue of the Convertible Preferred Stock and at any time thereafter, at the option of the holder thereof,  into Common Stock then representing fifty one (51) percent of the resulting Common Shares thereafter outstanding

(b) Mechanics of Conversion.

(i) Optional Conversion. Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

No adjustments in respect of any dividend on the Common Stock issued upon conversion, shall be made upon the conversion of any shares of Convertible Preferred Stock.

Any unpaid dividends on shares surrendered for conversion shall be paid upon the conversion of any shares of Convertible Preferred Stock by issuing additional shares of Common Stock with an aggregate value (as defined below) equal to all accrued and unpaid dividends on the shares of Convertible Preferred Stock converted.

The Corporation will, as soon as practicable after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided.  Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(ii)  Mandatory Conversion.  Any Convertible Preferred Stock not previously redeemed or converted as provided herein, shall convert to Common Stock automatically after ten years and one day from the date of issue of the Convertible Preferred Stock, in accordance with the conversion formula contained in Paragraph 7(a), as limited by Paragraph 7(b), and the Corporation shall give direction to the transfer agent for the corporation to cancel the remaining certificates on the books of the Corporation and to issue the appropriate number of shares of Common Stock to the holders of the converted Convertible Preferred Stock, in the names and at the addresses of the holders of the redeemed Convertible Preferred Stock on the transfer records of the Corporation.

8.  Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc.  The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding.  The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible Preferred Stock.

If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(b)  Prior Notice of Certain Events.  In case:

(i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the than-outstanding shores of Common Stock; or

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(c) Class Voting Rights.  So long as the Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding Convertible Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Articles of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Convertible Preferred Stock.  A class vote on the part of the Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Convertible Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

The affirmative vote or consent of the holders of a majority of the outstanding Convertible Preferred Stock, voting or consenting separately as a class, shall be required to (a) authorize any sale, lease or conveyance of all or substantially all of the assets of the Corporation, or (b) approve any merger, consolidation or compulsory share exchange of the Corporation with or into any other person unless (i) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Convertible Preferred Stock and (ii) the Convertible Preferred Stock is, after such merger, consolidation or compulsory share exchange on a parity with or prior to any other class or series of capital stock authorized by the surviving corporation as to dividends and upon liquidation, dissolution or winding up other than any class or series of stock of the Corporation prior to the Convertible Preferred Stock as may have been created with the affirmative vote or consent of the holders of at least 66-2/3% of the Convertible Preferred Stock (or other than a class or series into which such prior stock is converted as a result of such merger, consolidation or share exchange).

9.  Outstanding Shares.  For purposes of this Certificate of Designation, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock;, and (ii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

10.  Securities Not Registered Under the Securities Act of 1933.  Neither the shares of Convertible Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(a) Restrictive Legends.  Each share of Convertible Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Convertible Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Convertible Preferred Stock or Common Stock (except as otherwise permitted by this Section 11), shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933.  Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

(b) Notice of Proposed Transfer; Opinions of Counsel.  Except as provided in paragraph (c) of this Section 11, prior to any transfer of any such shares of Convertible Preferred Stock, or Common Stock, the holder thereof will give written notice to the

Corporation of such holder’s intention to effect such transfer and to comply in all other respects with this Section 11.  Each such notice (A) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (B) shall designate counsel for the holder giving such notice (who may be house counsel for such holder).  The holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Corporation will promptly submit a copy thereof to its counsel, and the following provisions shall apply:

(i) If in the opinion of each such counsel the proposed transfer of such shares of Convertible Preferred Stock or Common Stock may be effected without registration under the Act, the Corporation will promptly notify the holder thereof and such holder shall thereupon be entitled to transfer such shares of Convertible Preferred Stock or Common Stock in accordance with the terms of the notice delivered by such holder to the Corporation.  Each share of Convertible Preferred Stock or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in paragraph (a) of this Section 11, unless in the opinion of each such counsel such legend is no longer required to insure compliance with the Act.  If for any reason counsel for the Corporation (after having been furnished with the information required to be furnished by this paragraph (b)) shall fail to deliver an opinion of the Corporation, or the Corporation shall fail to notify such holder thereof as aforesaid, within 20 days after counsel for such holder shall have delivered its opinion to such holder (with a copy to the Corporation), then for all purposes of this Certificate of Designation the opinion of counsel for the Corporation shall be deemed to be the same as the opinion of counsel for such holder.

(ii)

If in the opinion of either or both of such counsel the proposed transfer of such shares of Convertible Preferred Stock or Common Stock may not be effected without registration under the Act, the Corporation will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such share of Convertible Preferred Stock or Common Stock until receipt of a further notice from the Corporation under subparagraph (i) above or, in the case of Common Stock, until registration of such Common stock under the Act has become effective.

11.  Preemptive Rights.  The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

12.  Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, SOLAR ENERGY INITIATIVES, Inc. has caused this certificate to be signed by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, as of the 19thh day of April, 2013.

SOLAR ENERGY INITIATIVES, Inc.

By:

     Michael Gelmon

     Chairman and CEO

EXHIBIT “1”

LIABILITIES

PETAR MAROVIC PROMISSORY NOTES

$160,000